                                                              HECO Exhibit 12(b)

                        Hawaiian Electric Company, Inc.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            Years ended December 31, 1994, 1993 1992, 1991 and 1990


(dollars in thousands)                       1994        1993        1992        1991        1990
---------------------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges                     $ 37,340    $ 35,287    $ 33,011    $ 33,248    $ 30,874
Interest component of rentals                   808         970       1,070       1,130       1,341
Pretax preferred stock dividend
 requirements of subsidiaries                 4,651       3,425       3,117       3,409       3,490
                                           --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                        $ 42,799    $ 39,682    $ 37,198    $ 37,787    $ 35,705
                                           ========    ========    ========    ========    ========

EARNINGS
Income before preferred stock dividends
 of HECO                                   $ 65,961    $ 56,126    $ 53,678    $ 46,210    $ 48,484
Fixed charges, as shown                      42,799      39,682      37,198      37,787      35,705
Income taxes (see note below)                43,588      36,897      23,843      23,816      23,927
Interest capitalized on AFUDC for
 borrowed funds                              (4,043)     (3,869)     (2,095)     (1,307)     (1,375)
                                           --------    --------    --------    --------    --------

EARNINGS AVAILABLE FOR FIXED CHARGES       $148,305    $128,836    $112,624    $106,506    $106,741
                                           ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED  CHARGES            3.47        3.25        3.03        2.82        2.99
                                           ========    ========    ========    ========    ========

NOTE:
Income taxes is comprised of the
 following
  Income tax expense relating to
   operating income for regulatory
   purposes                                $ 43,820    $ 37,007    $ 26,254    $ 24,137    $ 24,145
  Income tax benefit relating to
   nonoperating loss                           (232)       (110)     (2,411)       (321)       (218)
                                           --------    --------    --------    --------    --------

                                           $ 43,588    $ 36,897    $ 23,843    $ 23,816    $ 23,927
                                           ========    ========    ========    ========    ========
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